UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 15, 2017

Global Brokerage, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34986	27-3268672
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

55 Water Street, FL 50 New York, NY, 10041

(Address of Principal Executive Offices) (Zip Code)

(646) 432-2986

 (Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 15, 2017, the Board of Directors (the “Board”) of Global Brokerage, Inc. (the “Company”) appointed Kenneth Grossman to serve as the Company’s Chief Executive Officer, effective immediately. Concurrent with the appointment of Mr. Grossman, Dror (Drew) Niv has resigned as interim Chief Executive Officer of the Company.

Mr. Grossman, 45, served on the board of our predecessor, Global Brokerage Holdings, LLC, from 1999 to 2010 and continues to serve on the Board today. Mr. Grossman has been a Managing Director of the Company since 1999 and is one of the founding partners of the firm. From 1999 to 2007, Mr. Grossman served as the Company’s Chief Financial Officer. Prior to co-founding the Company, Mr. Grossman served as Chief Financial Officer and in other senior management roles at Berisford Capital Markets.  Mr. Grossman graduated from Brooklyn College in 1994 with a B.S. in Accounting and received a J.D. with honors from Brooklyn Law School in 1997.

The Company and Mr. Grossman have entered into an employment agreement (the “Grossman Employment Agreement”), dated as of May 15, 2017. Pursuant to the terms of the Grossman Employment Agreement, Mr. Grossman will serve as the Company’s Chief Executive Officer until no later than May 31, 2018 (the “Grossman Employment Term”). Mr. Grossman will receive (i) compensation of $600,000 per annum, and (ii) a bonus of $1,000,000 upon completion of the Grossman Employment Term.  If Mr. Grossman’s employment is terminated by the Company not for cause, then he will be entitled to receive his compensation through May 31, 2018 and the full bonus.

The Grossman Employment Agreement supersedes all other agreements relating to Mr. Grossman’s employment and any severance benefits. The above description of the Grossman Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of such document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL BROKERAGE, INC.

By:	/s/ David S. Sassoon
	Name:	David S. Sassoon
	Title:	General Counsel

Date:  May 15, 2017